Rennova Health Interview

CEO Seamus Lagan on Uptick Newswire September 2019

Speakers: Everett Jolly and Seamus Lagan

Jolly: On today’s show I’m bringing back a returning guest that was on my show back in June of 2019. We’re talking no other than Rennova Health, Inc. I’ll tell you what, if it was easy being a CEO everybody would quit their day job and become a CEO. It’s not an easy task to take on three hospitals. If you remember, my guest has been on the show many, many times. The first hospital they took over in Tennessee, he said at that time that they were going to take over two, now they’re at three. You can find them on the OTCQB, their ticker symbol is “RNVA”. With us today is the CEO and President of the Company - he’s going to bring us up to speed on what’s been going on with his company - Mr. Seamus Lagan. Seamus, welcome back to the show. We greatly appreciate it.

Lagan: Everett, thank you. Just for correction, we’re not on the OTCQB at the moment - it’s just OTC until we get our financials all up-to-date again. But, thank you for having me back.

Jolly: Thank you for the correction. I really do appreciate it. Let’s talk about financials. Where are we at on the financial statements? When is that going to be up to date and when are you going to be filing that?

Lagan: Everybody is very aware of how late we’ve been this year in getting everything completed and filed. Thankfully, as we speak, our auditors are on-site at the hospitals. They’re doing their tests and finishing up. So I expect it very shortly. I don’t want to commit to a time and miss it again, but it’s a matter of weeks. We’re not far away now from filing the audit and following it up very quickly with the Qs and getting ourselves back in compliance. If at all possible, we want to be compliant by the end of September. There’s a lot of work to do, but that’s where we’re at. We’ve changed the financial team throughout the year and it’s starting to function very well for us. I think, Everett, the important thing is that once we get these numbers out, we will be presenting Rennova in a very different form from the one that everyone’s had to look at for the past two years. So, we’re very much looking forward to getting those numbers out.

Jolly: Here’s what I do know. I know that you’ve been on my show for a couple of years. You told me that you were going to purchase a hospital - you did. You told me you were going to purchase a second hospital - you did. Now we’re looking at number three and I see recently that you just made the announcement of your third acquisition and it has received all of the approvals required to generate your claims to get paid. So, where do we go from here?

Lagan: That was a long haul for us - it took almost six months. There’s a lot of I’s to dot and T’s to cross.

Jolly: Absolutely.

Lagan: Fortunately, the approvals are all retrospective to the date that we took ownership. So, we can now drop all of our claims from March forward. Listen, those are the challenges for a CEO and all of the team. There was a definite cash crunch throughout that period of time and thankfully our bankers stepped up and helped us again. But, we’re looking forward to getting some of that money in the door and being able to function normally. Anybody in the healthcare sector realizes that to operate particularly a hospital for six months without being able to bill or get paid is a significant cash burden. Now that we’re about over that, things should get a lot easier for us on a daily basis. There’s been a little money starting to come in, to answer your question. However, the Medicare money, they’re a big portion of that business - 60%-70% - none of that is in yet. So, that’s a few million dollars, Everett. We very much look forward to getting it in.

Jolly: What’s so great about it is that you’ve been buying these properties at the right price. We can’t get into the semantics about how you did it, but if you can do a run rate of $30 million, which I think you possibly could, what does the future look like by the end of the fourth quarter in 2020?

Lagan: In 2020? Well, we obviously have no numbers out there at the minute, but the plan right now is to get the existing facilities integrated. As you’ve mentioned, we’ve had three facilities in a fairly close geographic location with a lot of efficiency and ability to share services and share senior management. The integration of those acquisitions is ongoing and progressing very well. I would expect a run rate at the end of this year around that 30 or higher, hopefully higher. However, I want to caveat that by saying that the ambition would be to have those facilities doing approximately $50 million or more if possible by the end of 2020. I think it’s very possible. We’ve continually stated it’s a needed service. The opportunity with the hospitals being close together would allow us to do those types of numbers, Everett. That’s our ambition, that’s what we hope to achieve, and that’s what we’re targeting.

Jolly: I saw that the Jamestown facility got approved for the reinstatement of its Medicare agreement. What happens next and will that facility reopen?

Lagan: So, that’s been the unexpected thing that we’ve had to deal with this year. It’s been a little bump in the road, so to speak. But, we did get those approvals and the CEO on-site, the new CEO, is currently making plans to reopen and facilitate the inspection that is required to finish that approval process. We don’t have a date fixed as we speak, but that will be in September. We expect that to be in September. I don’t see any reason why it won’t be. We’ll be as quick as possible about getting through the process with CMS to get the Medicare agreement reinstated and get back to normal business. That will be the hurdle to get over well before year-end and will facilitate the numbers we spoke of earlier. So, if we can just consolidate and complete the integration of these acquisitions throughout the rest of this year, get the company compliant again and reporting...There’s a lot going on at a corporate level that is pretty exciting for the future and I think that we have a great opportunity over the next few years once we get over the next few months. It’s as simple as that.

Jolly: Before I let you go, for your stockholders, what do you want them to take away from this interview?

Lagan: I think it’s almost a repeat of what I’ve said before. The history, when people look at the filings and the financial history, has been difficult. I believe the transition to the rural hospital model is pretty well complete. This year we’ll see these three hospitals and the two clinics functioning as we expect them to. I think that the opportunity going forward to operate this model is what the shareholders should be looking at. I really do believe that the worst of the restructuring and the losses incurred over the couple of years transitioning into this model are behind us. We have to get compliant and get that transparency or become transparent again to the investment community, but I do think that everybody will recognize us as a very different company in the very near future.

Jolly: My guest today has been Seamus Lagan. He is the CEO and President of Rennova Health, Inc. You can find them on the OTC markets under the ticker symbol “RNVA”. I still think it’s grossly undervalued here. I want to thank you, Seamus, for coming on the show. I know you’re a busy guy. You’ve got 20,000 things going on your plate and taking time out to come on this show is always appreciated. I know you’ll work things out. You’re a winner, I believe in you and what you’re doing out there. Just keep doing what you’re doing.

Lagan: I appreciate that very much, thank you.